                                                                    Exhibit 99.1

                           EXECUTIVE COMPENSATION OF
                              DQE, INC. EXECUTIVE
                    OFFICERS FOR 2000 AND SECURITY OWNERSHIP
                             OF DQE, INC. DIRECTORS
                 AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 2000

Compensation

     The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the Chairman and Chief Executive Officer and the five other highest-paid executive officers for service during the years 1998, 1999, 2000. Total compensation amounts are shown in the DQE Proxy Statement. This information is incorporated here by reference.


                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term Compensation
                                                               -------------------------------------------------------
                              Annual  Compensation                       Awards             Payouts
--------------------------------------------------------------------------------------------------------------------------------
        (a)                  (b)       (c)       (d)          (e)           (f)              (g)             (h)       (i)
                                                             Other          Other        Securities                    All
                                                            Annual       Restricted      Underlying                   Other
                                                            Compen-        Stock         Performance        LTIP     Compen-
Name and                             Salary     Bonus       sation        Award(s)      Options/SARs       Payouts   sation
Principal Position           Year      ($)      ($)(1)      ($)(2)          ($)            (#)(3)            ($)     ($)(4)
--------------------------------------------------------------------------------------------------------------------------------
D. D. Marshall              2000    500,000     312,500     103,683          0             183,323            0       5,031
   Chairman, President      1999    500,000     248,600      30,294          0              63,490            0       4,783
   & Chief Exec. Officer    1998    383,333     137,131      65,842          0             156,881            0       2,391
---------------------------------------------------------------------------------------------------------------------------

M. K. O'Brien               2000    262,500(5)  107,813      14,645          0              57,662            0       4,988
   Chief Operating          1999    175,000      52,500      12,236          0                   0            0       3,352
   Officer                  1998    133,333      40,000      28,542          0              33,450            0       2,533
---------------------------------------------------------------------------------------------------------------------------

V. A. Roque                 2000    250,000     109,375      47,467          0              80,084            0       8,738
   Exec. Vice Pres.,        1999    225,000      67,500      95,163          0              18,264            0       9,058
   General Counsel          1998    195,833      58,749      20,053          0              48,143            0       2,352
   and Secretary
---------------------------------------------------------------------------------------------------------------------------

W. J. DeLeo                 2000    190,000      71,250      35,080          0              82,345            0       8,671
   Vice President &         1999    190,000      57,000      31,861          0              33,356            0       8,393
   Chief Admin. Officer     1998    165,000      49,500      33,736          0              45,937            0       5,527
---------------------------------------------------------------------------------------------------------------------------

T. W. Hubbell               2000    149,133      37,284           0          0               9,000            0       4,450
   Vice President -         1999    144,459      48,408           0          0               2,000            0       4,311
   Info Technology          1998    136,593      45,398           0          0                   0            0       2,021
---------------------------------------------------------------------------------------------------------------------------

J. E. Saxer, Jr.            2000    135,000      33,750      29,564          0              30,632           0       6,560
   Vice Pres.--Strategic    1999    135,000      27,000      30,947          0               5,617           0       6,581
   Comp. & Fin. Serv.       1998    126,500      25,300      30,452          0              13,752           0       4,276
--------------------------------------------------------------------------------------------------------------------------

(1) The amount of any bonus compensation is determined annually based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown for each year are the awards earned in those years but established and paid or deferred in the subsequent years.

(2) Includes compensatory tax payments connected to the funding of non-qualified pension benefit accruals in 2000, 1999 and 1998 for Mr. Marshall:
     $83,133, $10,302 and $42,842; Mr. O'Brien:  $8,255, $5,321 and $21,684; Mr.
     Roque:  $30,878, $78,189 and $0; Mr. DeLeo:  $18,721, $14,715 and $14,374;
     Mr. Saxer: $16,491; $17,052 and $16,856. Includes $6,000 car allowance for Messrs. Marshall, O'Brien, Roque, DeLeo and Saxer for each year. Includes compensatory tax payments and service fees paid in connection with investment counseling services of $11,484 for Mr. Marshall in 1999; $11,989 for Mr. Roque in 1998; and $9,106, $9,865 and $12,015 for
     Mr. DeLeo in 2000, 1999 and 1998.

(3) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. Once granted, the stock options can be exercised only if they become awarded and vested. The award of options is based on Company and individual performance and achievement of specified goals and objectives over a specified award period. Some options are vested immediately upon award while others are subject to time-based vesting following the award date.

(4) Includes DQE matching contributions under the 401(k) Retirement Savings Plan for Management Employees in 2000, 1999 and 1998 for Mr. Marshall:
     $5,031, $4,783 and $2,391; Mr. Roque:  $3,988, $4,783 and $2,352; Mr.
     DeLeo:  $5,061, $4,783 and $2,392; Mr. Hubbell:  $4,450, $4,311 and $2,021;
     and Mr. Saxer: $3,995, $4,016 and $1,872. Includes amounts for accrued, unused vacation sold by the officer to DQE in 2000, 1999 and 1998 for Mr.
     O'Brien:  $4,988, $3,325 and $2,533; Mr. DeLeo:  $3,610, $3,610 and $3,135;
     and Mr. Saxer: $2,565, $2,565 and $2,404. Includes vacation sold by Mr. Roque in 2000 and 1999: $4,750 and $4,275.

(5) Mr. O'Brien's base salary was increased to $300,000 effective with his appointment as Chief Operating Officer in July 2000.


Supplemental Tables


     The following tables provide information with respect to options to purchase DQE Common Stock and tandem stock appreciation rights in 1999 under the DQE, Inc. Long-Term Incentive Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Individual Grants

           (a)                   (b)             (c)            (d)           (e)           (f)
------------------------------------------------------------------------------------
                              Number of      % of Total
                             Securities     Options/SARs      Exercise                     Grant
                             Underlying      Granted to       or Base                      Date
                            Options/SARs      Employees        Price      Expiration      Present
         Name                Granted (#)   in Fiscal Year    ($/Sh)(4)       Date      Value ($)(5)*
--------------------       -------------   --------------    ---------    ----------   --------------
D. D. Marshall               80,973  (2)       12.8           46.3125       01/27/10       821,066
                              9,317  (1)        1.4           40.5625       07/23/01        61,650
                              4,579  (1)         .7           40.5625       02/19/02        33,060
                             15,565  (1)        2.4           40.5625       08/30/04       130,497
                             52,500  (3)        8.3           40.50         08/17/10       363,668
                              7,150  (1)        1.1           40.3438       07/22/07        54,783
                             13,239  (1)        2.1           32.875        07/22/07        70,246

M. K. O'Brien                 1,500  (3)         .2           34.5208       01/01/10         6,879
                             21,863  (2)        3.4           46.3125       01/27/10       221,691
                              2,055  (1)         .3           47.3438       07/22/07        21,993
                             30,000  (3)        4.7           40.50         08/17/10       207,810
                              2,244  (1)         .3           39.9688       07/22/07        16,947

           (a)                   (b)             (c)            (d)           (e)           (f)
------------------------------------------------------------------------------------
                              Number of      % of Total
                             Securities     Options/SARs      Exercise                     Grant
                             Underlying      Granted to       or Base                      Date
                            Options/SARs      Employees        Price      Expiration      Present
         Name                Granted (#)   in Fiscal Year    ($/Sh)(4)       Date      Value ($)(5)*
--------------------       -------------   --------------    ---------    ----------   --------------
V. A. Roque                   1,500   (3)        .2           34.5208       01/01/10         6,879
                             28,341   (2)       4.5           46.3125       01/27/10       287,378
                              5,799   (1)        .9           40.9375       11/01/04        49,483
                              3,974   (1)        .6           40.9375       03/28/05        33,934
                             30,000   (3)       4.7           40.50         08/17/10       207,810
                              9,000   (1)       1.4           33.0625       07/22/07        48,474
                              1,470   (1)        .2           33.9375       01/27/07         8,522

W. J. DeLeo                  18,462   (2)       2.9           46.3125       01/27/10       187,206
                             10,785   (1)       1.7           41.0938       07/23/01        72,109
                             10,389   (1)       1.6           41.0938       08/30/04        88,972
                             22,500   (3)       3.5           40.50         08/17/10       155,858
                              8,204   (1)       1.3           33.9375       07/22/07        46,262
                              1,228   (1)        .1           33.9375       01/31/07         7,111
                             10,777   (1)       1.7           33.9375       01/26/08        58,756

T. W. Hubbell                 4,000   (2)        .6           46.7188       03/13/10        41,516
                              5,000   (3)        .7           40.50         08/17/10        34,635

J. E. Saxer, Jr.              8,745   (2)       1.3           46.3125       01/27/10        85,937
                              2,652   (1)        .4           40.9375       07/22/07        22,667
                                768   (1)        .1           40.9375       01/03/05         6,509
                             15,000   (3)       2.3           40.50         08/17/10       103,905
                              3,467   (1)        .5           33.0625       07/22/07        18,673

* The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.

(1) These grants represent stock-for-stock (reload) options received upon exercise of stock options by the applicable officer electing to use previously owned DQE stock to exercise the options under the terms of the Plan. These reload options include tandem stock appreciation rights, dividend equivalent accounts, and stock-for-stock options.

(2) These grants represent year 2000 performance stock-for-stock options with tandem stock appreciation rights and stock-for-stock (reload) options.

(3) These grants represent performance stock options with dividend equivalents. Awards are made over a three-year period and are determined on the basis of individual achievement of strategic goals and objectives.

(4) The exercise price of the options is the fair market value of DQE Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of DQE Common Stock held for at least six months

(5) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the option was calculated assuming an option life equal to the time period between the grant date and expiration date (i.e., from 1.2 to 10.0 years); a periodic risk-free rate of return equal to the yield of the U.S. Treasury note having a similar maturity date as the option expiration date, as reported by Bloomberg Financial Markets on the grant date (i.e., from 6.79% to 5.68%); an initial quarterly dividend immediately following the option grant date (i.e., $0.40), with an expected growth rate of 4.5% per year as estimated by "Value Line Ratings and Reports" for 2000; and an expected monthly stock price volatility as reported by Bloomberg Financial Markets over approximately the same length of time as the option life as of the month of the grant, (i.e., from 37.25% to 15.41%). No adjustments to the grant date present values have been made with respect to exercise restrictions, forfeiture, or early exercise.


              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

           (a)                   (b)           (c)                    (d)                      (e)
                                                                   Number of                 Value of
                                                                  Securities               Unexercised
                                                            Underlying Unexercised         In-the-Money
                              Number of                         Options/SARs at          Options/SARs at
                             Securities                       Fiscal Year-End (#)        Year-End ($)(6)
                             Underlying          Value       ---------------------      -------------------
                            Options/SARs        Realized         Exercisable/              Exercisable/
        Name                 Exercised (#)       ($)(4)       Unexercisable (5)         Unexercisable (5)
---------------------     -----------------     -------      --------------------      --------------------
D. D. Marshall               51,886   (2)       273,027        185,743/153,862                -/-
                          ---------------------------------------------------------------------------------

M. K. O'Brien                11,321   (1)        77,478
                              5,500   (2)        68,846          28,306/54,107              6,890/-
                          ---------------------------------------------------------------------------------

V. A. Roque                  21,062   (2)       103,054          92,114/68,811             87,874/-
                          ---------------------------------------------------------------------------------

W.  J. DeLeo                 44,277   (2)       230,477          92,592/40,962               -/-
                          ---------------------------------------------------------------------------------

T. W. Hubbell                 5,000   (3)       136,858            8,000/9,000             71,792/-
                          ---------------------------------------------------------------------------------

J. E. Saxer, Jr.              7,233   (2)        45,213
                              7,536   (3)        95,142          18,659/27,212              5,928/-
                          ---------------------------------------------------------------------------------

(1)  Stock appreciation rights exercised for stock and cash.

(2) Stock options exercised for stock by tendering shares of previously owned DQE Common Stock.

(3)  SAR exercised for cash.

(4) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on the date of exercise.

(5) The numbers set forth include options/SARs previously granted (including those granted in 2000) but not yet earned. The number to be earned will be based on individual performance and may be earned by the officer over future periods from one to three years as established with each option grant.

(6) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on December 31, 2000.

Retirement Plan

        Duquesne Light maintains tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:

                               PENSION PLAN TABLE

    Highest
  Consecutive                                                  Years of Service
   Five-Year            --------------------------------------------------------------------------------------------------
    Average
 Compensation              5             10               15             20             25             30             35
--------------          -------       --------         --------       --------       --------       --------       --------
$200,000                $17,000       $ 34,000         $ 51,000       $ 68,000       $ 84,000       $ 97,000       $107,000
$300,000                $26,000       $ 52,000         $ 78,000       $104,000       $129,000       $149,000       $164,000
$400,000                $35,000       $ 70,000         $105,000       $140,000       $174,000       $200,000       $220,000
$500,000                $44,000       $ 88,000         $132,000       $176,000       $219,000       $252,000       $277,000
$600,000                $53,000       $106,000         $158,000       $211,000       $264,000       $303,000       $333,000

     Compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

     The current covered compensation and current years of credited service for Messrs. Marshall, O'Brien, Roque, DeLeo, Saxer and Hubbell respectively, are $545,432 and 23.7; $181,594 and 15.8; $265,700 and 12.3; $220,360 and 25.3;
$149,528 and 23.8; and $159,640 and 22.8.

Employment Agreements

     DQE has stand-alone non-competition agreements with Messrs. Marshall, O'Brien, Roque, DeLeo, Saxer and Hubbell. These agreements provide for non-disclosure of confidential information, non-competition in a specified geographic area, non-solicitation of customers and suppliers, among other provisions, for specified periods of time following termination of employment.

     DQE has entered into a three-year Employment Agreement with Mr. Marshall. This agreement is subject to automatic one-year renewal unless prior written notice of termination is given by the executive or the Company.


     Mr. Marshall's agreement provides, among other things, that Mr. Marshall will serve in his present position at an annual base salary of at least $500,000. The agreement states that Mr. Marshall's base salary is subject to periodic review, and provides for Mr. Marshall's participation in executive compensation and other employee benefit plans of the companies.

     If Mr. Marshall is discharged other than for cause (as defined) or resigns for good reason (as defined), then, in addition to any amounts earned but not paid as of the date of termination, he will receive the balance of his base salary and bonus for the remaining term of the agreement, payable as specified in the agreement. Upon any such termination, Mr. Marshall will also receive a lump sum payment equal to the actuarial equivalent of the additional pension he would have accrued had his service for pension purposes continued until the expiration of the agreement and be entitled to immediate vesting (or the redemption in cash) of all of his stock-based awards. Mr. Marshall's agreement also provides for reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to a change of control, under certain circumstances, or for reduction of the payments to avoid excise taxes and allows an additional year to exercise stock options under certain circumstances.


Beneficial Ownership of Stock

     The following table shows all equity securities of DQE beneficially owned, directly or indirectly, as of March 10, 2001, by each director and by each executive officer named in the Summary Compensation Table:

                                               Total Shares of              Shares of Common Stock/
                                               Common Stock (1)             Nature of Ownership (2)
----------------------------------------------------------------------------------------------------------
Daniel Berg                                      12,059                         6,039  VP, IP
                                                                                1,650  Joint, SVP, SIP
----------------------------------------------------------------------------------------------------------
Doreen E. Boyce                                  11,114                         6,744  VP, IP
----------------------------------------------------------------------------------------------------------
Robert P. Bozzone                                24,065   (3)                  12,695  VP, IP
                                                                                7,000  VP, IP
----------------------------------------------------------------------------------------------------------
Sigo Falk                                        13,015   (4)                   7,145  VP, IP
                                                                                1,500  SVP, SIP
----------------------------------------------------------------------------------------------------------
Steven S. Rogers                                  8,770   (5)                     665  VP, IP
                                                                                3,735  VP
----------------------------------------------------------------------------------------------------------
Eric W. Springer                                 13,742   (6)                   8,377  VP, IP
----------------------------------------------------------------------------------------------------------
David D. Marshall                               274,044                        34,173  Joint, SVP, SIP
----------------------------------------------------------------------------------------------------------
Morgan K. O'Brien                                49,727                         4,261  VP, IP
----------------------------------------------------------------------------------------------------------
Victor A. Roque                                 114,308                           466  VP, IP
                                                                                9,919  Joint, SVP, SIP
----------------------------------------------------------------------------------------------------------
William J. DeLeo                                101,658                        21,583  VP, IP
----------------------------------------------------------------------------------------------------------
Jack E. Saxer, Jr.                               25,547                         3,244  VP, IP
----------------------------------------------------------------------------------------------------------
Thomas W. Hubbell                                14,944                             -
----------------------------------------------------------------------------------------------------------
Directors, Nominees and Executive               677,764
   Officers as a Group (14 persons)
----------------------------------------------------------------------------------------------------------

     None of the individuals named in the table above owned beneficially more than one percent of the outstanding shares of DQE Common Stock. The directors and executive officers as a group beneficially owned approximately 1.2 percent of the outstanding shares of DQE Common Stock as of March 10, 2001.

(1) The amounts shown include shares of Common Stock which the individuals have a right to acquire within 60 days of March 10, 2001 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amount: Dr. Boyce 4,370; Messrs. Berg 4,370; Bozzone 4,370; Falk 4,370; Rogers 4,370; Springer 4,370; Marshall 239,871; O'Brien 45,446; Roque 103,923; DeLeo 80,075; Saxer 22,303; Hubbell 14,944; and all executive officers as a group: 521,136 shares.

(2) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

(3) 7,000 of these shares are held by a charitable foundation for which Mr. Bozzone is the trustee but not an income beneficiary.

(4) 1,500 of these shares are held by a trust for which Mr. Falk is an income beneficiary but not a trustee.

(5) Includes 3,735 shares of restricted stock granted under the DQE, Inc. 1996 Plan for Non-Employee Directors, as amended. These shares are the unvested part of Mr. Rogers' original grant in January 2000, and will vest in increments of 415 shares per year.

(6) Mr. Springer disclaims beneficial ownership of 995 of these shares, which are owned by his wife.

     Messrs. Marshall, Roque, DeLeo, Saxer and Hubbell also beneficially own 1,159; 585; 989; 886; and 910 shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A as of December 31, 2000. The Preference shares are held by the Company's Employee Stock Ownership Plan trustee for Duquesne Light Company's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The Preference shares are redeemable for DQE Common Stock or cash on retirement, termination of employment, death, or disability. Shares outstanding as of December 31, 2000 for the Preference Stock, Plan Series A are 579,276. Mr. O'Brien does not own any preference shares.

     The directors and executive officers do not own any shares of Duquesne Light Preferred Stock or DQE Preferred Stock, Series A (Convertible).


Principal Shareholders

     The following sets forth, to the knowledge of the Company, the beneficial owners, as of:

  March 10, 2001, of more than 5% of the outstanding shares of DQE Preferred
  --------------------------------------------------------------------------
    Stock, Series A (Convertible)
    -----------------------------



                                                              Preferred Stock Owned Beneficially
                                                              ----------------------------------
            Name                           Address            Number of Shares     Percent of Class
    -------------------------      -----------------------  --------------------  -------------------
    Tommy C. Bussell               19 Villa Bend                  28,491               17.42%
                                   Houston, TX  77069

    Loyce Y. Bussell               19 Villa Bend                  12,692                7.76%
                                   Houston, TX  77069

    M. D. Bailey, Jr. and          10726 Candlewood               12,000                7.34%
      Elizabeth Bailey             Houston, TX  77042
    TR UA DTD 12/15/98 Bailey
    1998 Trust Marion Bailey
    & Mallory Grace Bailey

            Name                           Address            Number of Shares     Percent of Class
    -------------------------      -----------------------  --------------------  -------------------

    Otheil J. Erlund, Jr.          Route 1, Box 35J               9,606                5.87%
                                   Comfort, TX  78031

    David J. Beyer                 7703 Oakwood Lakes            10,091                6.18%
                                   Houston, TX  77095

    Robert P. Hundley and          1724 Azteca                   15,601  (1)           9.54%
     Jennye S. Hundley             Ft. Worth, TX  76112
    Joint Tenants

    David J. McGilvroy             8432 Davis Lane               15,600                9.54%
                                   Ft. Worth, TX  76180

    Daniel C. McKee                7600 Shady Grove Road         15,600                9.54%
                                   Ft. Worth, TX  76180

(1) Includes 8,667 shares held jointly, as to which voting and investment power is shared. Also includes 6,934 shares held solely by Mr. Hundley, as to which he has sole voting power.

     All principal shareholders of the DQE Preferred Stock, Series A (Convertible) listed have sole voting and investment power except as noted.

Directors' Fees and Plans

     Directors who are employees of the Company or any of its affiliates do not receive fees for their services as directors.

     Directors who are not employees are compensated for their Board service by a combination of an annual grant of DQE Common Stock, options to purchase shares of DQE Common Stock and cash. The cash component consists of an annual Board retainer of $22,000, payable in twelve monthly installments and a fee of $1,000 for each Board or Committee meeting attended. The stock component includes an annual grant of stock options in respect of 4,370 shares under the DQE, Inc. Long Term Incentive Plan, and 250 shares of DQE Common Stock. The stock option component was added to further increase directors' stock-based compensation and thus strengthen the link between directors' compensation and stockholder interests. Stock option grants will be made with an exercise price equal to fair market value of the optioned shares on the date of grant, so that no compensation will be realized unless stockholder value also increases.

     Since 1996, new non-employee directors have been entitled to receive up to 4,150 shares of restricted DQE Common Stock. This stock vests at the rate of 10% per year. Unvested shares are forfeited if the recipient ceases to be a director.

     Each director under the age of 72 who is not an employee may elect under a directors' deferred compensation plan to defer receipt of a percentage of his or her director's remuneration until after termination of service as a director. Deferred compensation may be received in one to ten annual installments commencing, with certain exceptions, on the 15th day of January of the year designated by the director. Interest accrues quarterly on all deferred compensation at a rate equal to a specified bank's prime lending rate.

     As part of its overall program to promote charitable giving, DQE has a Charitable Giving Program for all directors funded by Company-owned life insurance policies on the directors. In general, upon the death of a director, DQE will donate up to five hundred thousand dollars, payable in ten equal annual installments, to one or more qualifying charitable organizations recommended by the director and reviewed and approved by the Employment and Community Relations Committee. A director must have Board service of 60 months or more in order to

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qualify for the full donation amount, with service of less than 60 months qualifying for a pro-rated donation. The program does not result in any material cost to DQE.

     DQE provides Business Travel Insurance to its non-employee directors as part of its Business Travel Insurance Plan for Management Employees. In the event of accidental death or dismemberment, benefits of up to $400,000 per individual are provided. The program does not result in any material cost to DQE.

     Directors can participate in the Duquesne Light Company College Matching Gift Program which provides a dollar-for-dollar match of a gift of cash or securities, up to a maximum of $5,000 per donor during any one calendar year to an accredited, nonprofit, non-proprietary, degree granting college, university, or junior college located within the United States or one of its possessions which is recognized by the Internal Revenue Service as eligible to receive tax-deductible contributions. The program does not result in any material cost to DQE.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who beneficially own more than ten percent of the Company's Preferred Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Preferred Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2000, all such Section 16(a) filing requirements were met.


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Dr. Boyce and Messrs. Bozzone and Falk, none of whom was at any time during 2000 or any other time a DQE Officer or Employee.

     No Executive Officer of DQE served on the Board of Directors or Compensation Committee of any entity which has one or more Executive Officers serving as a member of the DQE Board of Directors or Compensation Committee.

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